Exhibit 10.83

SECOND AMENDMENT TO
CONTRIBUTION AGREEMENT

     This SECOND AMENDMENT TO CONTRIBUTION AGREEMENT (the “Amendment”) is made and entered into as of April 26, 2005 by and between Gregory Murdock, an individual (“Contributor”) and Columbia Equity, LP, a Virginia limited partnership (“Acquirer”) with reference to the following facts:

RECITALS:

A.	Contributor and Acquirer have entered into that certain Contribution Agreement for a membership interest in Holualoa/Carr Capital Sherwood, LLC, dated January 31, 2005, as amended by that certain First Amendment to Contribution Agreement, dated March 30, 2005 (collectively, the “Contract”);

B.	Contributor and Acquirer have mutually agreed upon a hypothetical sale of the Property (as defined in the Contract) for a sale price of Fourteen Million Six Hundred Thousand Dollars ($14,600,000);

C.	Contributor and Acquirer have mutually agreed that the Contract shall terminate if the Closing (as defined in the Contract) does not occur prior to June 30, 2005 pursuant to the terms of the Contract; and

D.	Contributor and Acquirer desire to amend the Contract as described below.

     NOW, THEREFORE, for and in consideration of the agreements and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Contributor and Acquirer agree as follows:

TERMS

1.	Increase of Sale Price. Contributor and Acquirer hereby agree to amend Section 1.2 to provide as follows:

The total consideration (the “Consideration”) for which Contributor agrees to contribute and assign the Membership Interest to Acquirer, and which Acquirer agrees to pay or deliver to Contributor, subject to the terms of this Agreement, shall be the issuance to Contributor of a number of units of limited partnership interests in Acquirer (“Units”) equal to (a) the amount of Net Cash Flow (as defined in the LLC Operating Agreement) that Contributor would be entitled to receive pursuant to Section 3.1 of the LLC Operating Agreement upon a hypothetical sale of the Property for a sale price of Sixteen Million Dollars ($16,000,000) less the principal of and accrued interest on the mortgage loan secured by the Property (the “Mortgage Loan”) (with the Liquidating LLC Members being entitled to any disproportionate distribution of Net Cash Flow that the Liquidating LLC would be entitled to if it had not liquidated), (b) divided by the price per share at which the common stock, $.01 par value per share, (the “Common Stock”) of Columbia Equity Trust, Inc., a Maryland corporation and the general partner of Acquirer (the “REIT”), is offered to the public in the underwritten initial public offering of the Common Stock (the “IPO”). On the Closing Date (as defined below), the Units shall be issued to Contributor. Upon the request of Contributor, Acquirer shall issue certificates reflecting Contributor’s ownership of Units. The certificates evidencing the Units will bear appropriate legends indicating (i) that the Units have not been registered under the Securities Act of 1933, as amended (“Securities Act”), and (ii) that Acquirer’s Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) restricts the transfer of the Units. Upon receipt of the Units and execution and delivery of the Partnership Agreement, Contributor shall become a limited partner of Acquirer.
2.	Extension of Closing Date. Contributor and Acquirer hereby agree to amend Sections 3.1(g) and 3.2(g) of the Contract to provide as follows:

The Closing shall have occurred on or prior to July 31, 2005.

Contributor and Acquirer hereby agree to amend Section 4.1 of the Contract to provide as follows:

The consummation and closing (the “Closing”) of the transactions contemplated under this Agreement shall take place at the offices of Hunton & Williams LLP, Washington, D.C., or such other place as is mutually agreeable to the parties, on the date of the closing of the IPO (the “Closing Date”), or as otherwise set by agreement of the parties; provided, however, that this Agreement shall terminate if Closing does not occur prior to July 31, 2005.

3.	Ratification. Except as modified by this Amendment, the Contract remains in full force and effect.

4.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

CONTRIBUTOR:

/s/ Gregory Murdock

Gregory Murdock

ACQUIRER:

Columbia Equity LP, a Virginia limited partnership

By:	Columbia Equity Trust, Inc., a Maryland corporation, its general partner

By:	/s/ Oliver T. Carr, III

Name: Oliver T. Carr, III Title: Chairman and Chief Executive Officer